As filed with the Securities and Exchange Commission on January 11, 2013

Registration No. 333-153135

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________

POST-EFFECTIVE AMENDMENT NO. 13 TO

FORM S-11

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

_________________

Bluerock Enhanced Multifamily Trust, Inc.

(Exact name of registrant as specified in its charter)

_________________

Heron Tower, 70 East 55th Street, 9th Floor
New York, New York 10022
(212) 843-1601

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

_________________

R. Ramin Kamfar
Bluerock Enhanced Multifamily Trust, Inc.
Heron Tower, 70 East 55th Street, 9th Floor
New York, New York 10022
(877) 826-2583

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Richard P. Cunningham, Jr., Esq.

Kaplan Voekler Cunningham & Frank, PLC

7 East 2nd Street

Richmond, Virginia 23224

(804) 525-1795

_________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ Registration Statement No. 333-153135

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 13 to the Registration Statement on Form S-11 (No. 333-153135) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36. Financial Statements and Exhibits

           (b) The following exhibit is filed as part of this registration statement:

Exhibit Number	Exhibit

23.5	Consent of Independent Appraisal Firm

SIGNATURE PAGE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of January, 2013.

BLUEROCK ENHANCED MULTIFAMILY TRUST, INC.

By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ R. Ramin Kamfar	Chief Executive Officer and Chairman of the Board	January 11, 2013
	R. Ramin Kamfar	(Principal Executive Officer)

	*	Chief Financial Officer	January 11, 2013
	Jerold E. Novack	(Principal Financial Officer and Principal Accounting Officer)

	*	Chief Investment Officer and Director	January 11, 2013
James G. Babb, III

	*	Director	January 11, 2013
Brian D. Bailey

	*	Director	January 11, 2013
I. Bobby Majumder

	*	Director	January 11, 2013
Romano Tio

* By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit

23.5	Consent of Independent Appraisal Firm